FIRST AMENDMENT
                        TO SUBADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 1st day of January, 2010 amends that certain Subadvisory Agreement effective January 10, 2008, (the "Agreement"), among Virtus Opportunities Trust (the "Fund"), a Delaware statutory trust on behalf of its series Virtus Market Neutral Fund (formerly known as Phoenix Market Neutral Fund) (the "Series"), Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the "Adviser") and The Boston Company Asset Management, LLC, a Massachusetts limited liability company (the "Subadviser") as follows:

1. All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment
Advisers, Inc. is substituted in its place.

2. All references to Phoenix Opportunities Trust are hereby deleted from the Agreement and Virtus Opportunities Trust is substituted in its place.

3. The name of the Series party to this Agreement has been changed as follows: Phoenix Market Neutral Fund is now
Virtus Market Neutral Fund.

4. The Notices provision of the Agreement is hereby deleted and the following is substituted in its place:

  19. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)  To the Adviser or the Fund at:

Virtus Investment Advisers, Inc.
  100 Pearl Street
  Hartford, CT 06103
  Attn:  Kevin J. Carr, Vice President and Clerk
  Telephone:  (860) 263-4791
  Facsimile:  (860) 241-1028
  Email:  kevin.carr@virtus.com

(b)  To the Subadviser at:

    The Boston Company Asset Management, LLC at:
    One Boston Place
    Boston, MA 02108
    Attn:  (617) 428-1574
  Telephone:  (617) 722-7265
  Facsimile:  (617) 428-1574
  Email:  oconnell@ct@tbcam.com

5.  Schedule C to the Agreement is hereby deleted and Schedule
C attached hereto is substituted in its place to reflect changes in Virtus Market Neutral Fund's investment subadvisory fee.

6. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement.

7. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]



IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.


VIRTUS OPPORTUNITIES TRUST


By:   /s/ George R. Aylward
Name:   George R. Aylward
Title:     President


VIRTUS INVESTMENT ADVISERS, INC.


By:   /s/ Frank G. Waltman
Name:   Frank G. Waltman
Title:   Senior Vice President


ACCEPTED:

The Boston Company Asset Management, LLC


By:    /s/ David H. Cameron
Name:  David H. Cameron
Title:  CEO
                            SCHEDULE C

                          SUBADVISORY FEE


      (a) For services provided to the Fund, the Adviser will pay to the Subadviser, a fee, payable in arrears, at the annual rates stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

      (b) The fee to be paid to the Subadviser is to be 50% of the net advisory fee. For this purpose, the "net advisory fee" means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.

VOT & VIA 1st Amend to SAA (TBCAM) - Net Change - 01012010.doc